Exhibit 10.3

SUPPORT AGREEMENT

THIS AGREEMENT made as of the 26th day of February, 2015.

AMONG:

BIONIK LABORATORIES CORP.
a corporation existing under the laws of the State of Delaware
(hereinafter referred to as “Bionik US”)

- and -

BIONIK ACQUISITION INC.,
a company existing under the laws of Canada
(hereinafter referred to as “Acquireco”)

- and -

BIONIK LABORATORIES INC.,
a corporation existing under the laws of Canada
(hereinafter referred to as the “Corporation”)

RECITALS:

A	In connection with (i) a private placement offering of a minimum of 7,500,000 units and a maximum of 16,000,000 units of Bionik US (each unit consisting of one (1) share of common stock of Bionik US and one (1) warrant to purchase one (1) share of common stock of Bionik US) and a “reverse takeover” (or similar transaction) of Bionik US by the shareholders of the Corporation (the “Unit Offering”) and (ii) the articles of amendment of the Corporation dated February 26, 2015 (“Articles of Amendment”), Exchangeable Shares are to be issued to the holders of common shares of the Corporation pursuant to the Articles of Amendment and will be issuable to holders of rights to acquire Common Shares upon the due exercise of such rights and further Exchangeable Shares may be issued by the Corporation from time to time in the future for such purposes as the Corporation may require.

B	Bionik US, Acquireco and the Corporation have agreed to enter into this agreement in connection with the Unit Offering and the issuance of Exchangeable Shares to make appropriate provision and to establish a procedure whereby each of Bionik US and Acquireco will take certain actions and make certain payments and deliveries necessary to ensure that Acquireco and the Corporation will be able to make certain payments and to deliver or cause to be delivered Bionik US Shares in satisfaction of the obligations of the Corporation and Acquireco, respectively, with respect to the payment and satisfaction of the Dividend Amount, Liquidation Amount, Redemption Price and Retraction Price all in accordance with the Share Provisions.

In consideration of the foregoing and the mutual agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the parties agree as follows:

Article 1
DEFINITIONS AND INTERPRETATION

1.1	Defined Terms

Each initially capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Share Provisions”) attaching to the Exchangeable Shares as set out in the Articles of Amendment. In this agreement, “including” means including without limitation and “includes” means includes without limitation.

1.2	Interpretation Not Affected by Headings

The division of this agreement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this agreement. Unless otherwise specified, references to an “Article” or “Section” refer to the specified Article or Section of this agreement.

1.3	Number, Gender

Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.

1.4	Date for any Action

If any date on which any action is required to be taken under this agreement is not a business day, such action shall be required to be taken on the next succeeding business day. For the purposes of this agreement, a “business day” means any day other than a Saturday, Sunday, a public holiday or a day on which commercial banks are not open for business in Toronto, Ontario or New York, New York under applicable law.

Article 2
COVENANTS OF BIONIK US AND THE CORPORATION

2.1	Covenants Regarding Exchangeable Shares

So long as any Exchangeable Shares not owned by Bionik US or its subsidiaries are outstanding, Bionik US shall:

(a)	not declare or pay any dividend or make any other distribution on the Bionik US Shares unless:

(i)	the Corporation shall (A) on the same day declare or pay, as the case may be, an equivalent dividend or other distribution (as provided for in the Share Provisions) on the Exchangeable Shares (an “Equivalent Dividend”), and (B) have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such Equivalent Dividend, or

(ii)	the Corporation shall, in the case of a dividend that is a stock dividend on the Bionik US Shares (A) issue such number of Exchangeable Shares to holders of Exchangeable Shares for each Exchangeable Share as is equal to the number of Bionik US Shares to be paid on each Bionik US Share or (B) subdivide the Exchangeable Shares in lieu of a stock dividend thereon (as provided for in the Share Provisions) in a similar proportion to that in respect of the Bionik US Shares (an “Equivalent Stock Subdivision”), and (C) have sufficient authorized but unissued securities available to enable such issuance of Exchangeable Shares or the Equivalent Stock Subdivision;

(b)	advise the Corporation sufficiently in advance of the declaration by Bionik US of any dividend or other distribution on the Bionik US Shares and take all such other actions as are necessary or desirable, in co-operation with the Corporation, to ensure that:

(i)	the respective declaration date, record date and payment date for an Equivalent Dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend or other distribution on the Bionik US Shares, or

(ii)	the record date and effective date for an Equivalent Stock Subdivision shall be the same as the record date and payment date for the corresponding stock dividend on the Bionik US Shares;

(c)	ensure that the record date for any dividend or other distribution declared on the Bionik US Shares is not less than seven (7) days after the declaration date of such dividend or other distribution;

(d)	take all such actions and do all such things as are necessary to enable and permit the Corporation, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share (other than Exchangeable Shares owned by Bionik US or its subsidiaries) upon the liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by the Corporation, as the case may be, including all such actions and all such things as are necessary or desirable to enable and permit the Corporation to cause to be delivered Bionik US Shares to the holders of Exchangeable Shares in accordance with the provisions of Sections 5, 6 or 7, as the case may be, of the Share Provisions;

(e)	take all such actions and do all such things as are necessary or desirable to enable and permit Acquireco, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right or the Redemption Call Right, including all such actions and all such things as are necessary or desirable to enable and permit Acquireco to cause to be delivered Bionik US Shares to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right or the Redemption Call Right, as the case may be;

(f)	except in connection with any event, circumstance or action which causes or could cause the occurrence of a Redemption Date, not exercise its vote as a shareholder to initiate the voluntary liquidation, dissolution or winding up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs; and

(g)	use all reasonable efforts to cause the Corporation, Acquireco and the Transfer Agent to take all such actions and do all such things as are reasonably necessary or desirable to enable and permit the exchange of their Exchangeable Shares subject to and in accordance with the Share Provisions and the Voting and Exchange Trust Agreement.

2.2	Segregation of Funds

Bionik US shall deposit or cause the Corporation to deposit a sufficient amount of funds in a separate account of the Corporation and segregate a sufficient amount of such other assets and property as is necessary to enable the Corporation to pay dividends when due and to pay or otherwise satisfy its respective obligations under Sections 3, 5, 6, 7 and 9 of the Share Provisions, as applicable.

2.3	Reservation of Bionik US Shares

Bionik US hereby represents, warrants and covenants in favour of the Corporation and Acquireco that Bionik US has reserved for issuance and shall, at all times while any Exchangeable Shares (other than Exchangeable Shares held by Bionik US or its subsidiaries) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of Bionik US Shares (or other shares or securities into which Bionik US Shares may be reclassified or changed as contemplated by Section 2.7):

(a)	as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time; and

(b)	as are now and may hereafter be required to enable and permit Bionik US to meet its obligations under the Voting and Exchange Trust Agreement and under any other security or commitment pursuant to which Bionik US may now or hereafter be required to issue Bionik US Shares, to enable and permit Acquireco or Bionik US, as the case may be, to meet its obligations under each of the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right and the Redemption Call Right and to enable and permit the Corporation to meet its obligations hereunder and under the Share Provisions.

2.4	Notification of Certain Events

In order to assist Bionik US to comply with its obligations hereunder and to permit Acquireco or Bionik US to exercise, as the case may be, the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right and the Redemption Call Right, the Corporation shall notify Bionik US and Acquireco of each of the following events at the time set forth below:

(a)	in the event of any determination by the Board of Directors to institute voluntary liquidation, dissolution or winding-up proceedings with respect to the Corporation or to effect any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, at least sixty (60) days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(b)	promptly, upon the earlier of receipt by the Corporation of notice of and the Corporation otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of the Corporation or to effect any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs;

(c)	promptly, upon receipt by the Corporation of a Retraction Request;

(d)	on the same date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Share Provisions;

(e)	as soon as practicable upon the issuance by the Corporation of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares and rights to acquire Exchangeable Shares pursuant to the Arrangement); and

(f)	promptly, upon receiving notice of a Change of Law.

2.5	Delivery of Bionik US Shares to the Corporation and Acquireco

In furtherance of its obligations, upon notice from the Corporation or Acquireco of any event that requires the Corporation or Acquireco to cause to be delivered Bionik US Shares to any holder of Exchangeable Shares, Bionik US shall forthwith allot, issue and deliver or cause to be delivered to the relevant holder of Exchangeable Shares as directed by the Corporation or Acquireco the requisite number of Bionik US Shares to be allotted to, received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Shares (but, for the avoidance of doubt, not to the Corporation or Acquireco). All such Bionik US Shares assuming the delivery of the applicable Exchangeable Shares by the relevant holder thereof in accordance with the Share Provisions, shall be duly authorized and validly issued as fully paid and shall be free and clear of any Lien. In consideration of the issuance and delivery of each such Bionik US Share, the Corporation or Acquireco, as the case may be, shall ascribe a cash amount or pay a purchase price (whether in cash, securities or other property) equal to the fair market value of such Bionik US Shares.

2.6	Qualification of Bionik US Shares and Novation of Registration Rights Agreement

Bionik US shall use its commercially reasonable efforts (which, for greater certainty, shall not require Bionik US to consent to a term or condition of an approval or consent which Bionik US reasonably determines could have a materially adverse effect on Bionik US or its subsidiaries) to cause all Bionik US Shares (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Bionik US Shares (or such other shares or securities) have been listed by Bionik US and remain listed and are quoted or posted for trading at such time.

Concurrently with the execution of this Agreement, Bionik US shall execute a novation agreement, substantially in the form attached to Schedule “A” hereto.

2.7	Economic Equivalence

So long as any Exchangeable Shares not owned by Bionik US or its subsidiaries are outstanding:

(a)	Bionik US shall not without prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 12(2) of the Share Provisions:

(i)	issue or distribute Bionik US Shares (or securities exchangeable for or convertible into or carrying rights to acquire Bionik US Shares) to the holders of all or substantially all of the then outstanding Bionik US Shares by way of stock dividend or other distribution, other than an issue of Bionik US Shares (or securities exchangeable for or convertible into or carrying rights to acquire Bionik US Shares) to holders of Bionik US Shares (A) who exercise an option to receive dividends in Bionik US Shares (or securities exchangeable for or convertible into or carrying rights to acquire Bionik US Shares) in lieu of receiving cash dividends, or (B) pursuant to any dividend reinvestment plan or similar arrangement; or

(ii)	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Bionik US Shares entitling them to subscribe for or to purchase Bionik US Shares (or securities exchangeable for or convertible into or carrying rights to acquire Bionik US Shares); or

(iii)	issue or distribute to the holders of all or substantially all of the then outstanding Bionik US Shares (A) shares or securities (including evidence of indebtedness) of Bionik US of any class (other than Bionik US Shares or securities convertible into or exchangeable for or carrying rights to acquire Bionik US Shares), or (B) rights, options, warrants or other assets other than those referred to in Subsection 2.7(a)(ii) or (C) assets of Bionik US or any direct or indirect subsidiary of Bionik US, unless in each case the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares and at least ten (10) days prior written notice thereof is given to the holders of Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed or that may be issued or distributed by Bionik US in order to give effect to and to consummate, is in furtherance of or is otherwise in connection with the transactions contemplated by, and in accordance with, the Unit Offering and the securities issued thereunder.

(b)	Bionik US shall not without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 12(2) of the Share Provisions:

(i)	subdivide, redivide or change the then outstanding Bionik US Shares into a greater number of Bionik US Shares; or

(ii)	reduce, combine, consolidate or change the then outstanding Bionik US Shares into a lesser number of Bionik US Shares; or

(iii)	reclassify or otherwise change Bionik US Shares or effect a sale of all or substantially all of the assets of Bionik US (on a consolidated basis) or effect an amalgamation, merger, arrangement, reorganization or other transaction affecting Bionik US Shares;

unless the same or an economically equivalent change shall (subject to the receipt of all required approvals) simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares and at least ten (10) days prior written notice is given to the holders of Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed or that may be issued or distributed by Bionik US in order to give effect to and to consummate, is in furtherance of or is otherwise in connection with the transactions contemplated by, and in accordance with, the Unit Offering and the securities issued thereunder.

(c)	Bionik US shall ensure that the record date for any event referred to in Subsection 2.7(a) or Subsection 2.7(b), or (if no record date is applicable for such event) the effective date for any such event, is not less than five business days after the date on which such event is declared or announced by Bionik US (with contemporaneous notification thereof by Bionik US to the Corporation).

(d)	The Board of Directors of the Corporation shall determine, acting in good faith and in its sole discretion, economic equivalence for the purposes of any event referred to in Subsection 2.7(a) or Subsection 2.7(b) and each such determination shall be conclusive and binding on Bionik US. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors of the Corporation to be relevant, be considered by the Board of Directors of the Corporation:

(i)	in the case of any stock dividend or other distribution payable in Bionik US Shares, the number of such shares issued in proportion to the number of Bionik US Shares previously outstanding;

(ii)	in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Bionik US Shares (or securities exchangeable for or convertible into or carrying rights to acquire Bionik US Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price of a Bionik US Share;

(iii)	in the case of the issuance or distribution of any other form of property (including any shares or securities of Bionik US of any class other than Bionik US Shares, any rights, options or warrants other than those referred to in Subsection 2.7(d)(ii), any evidences of indebtedness of Bionik US or any assets of Bionik US), the relationship between the fair market value (as determined by the Board of Directors of the Corporation in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Bionik US Share and the Current Market Price of a Bionik US Share;

(iv)	in the case of any subdivision, redivision or change of the then outstanding Bionik US Shares into a greater number of Bionik US Shares or the reduction, combination, consolidation or change of the then outstanding Bionik US Shares into a lesser number of Bionik US Shares or any amalgamation, merger, arrangement, reorganization or other transaction affecting Bionik US Shares, the effect thereof upon the then outstanding Bionik US Shares; and

(v)	in all such cases, the general Canadian taxation consequences of the relevant event to Canadian resident holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Bionik US Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing withholding taxes and marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

(e)	The Corporation agrees that, to the extent required, upon due notice from Bionik US, the Corporation shall use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by the Corporation, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalence with respect to the Bionik US Shares and Exchangeable Shares as provided for in this Section 2.7.

2.8	Tender Offers

In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Bionik US Shares (a “Tender Offer”) is proposed by Bionik US or is proposed to Bionik US or its shareholders and is recommended by the board of directors of Bionik US, or is otherwise effected or to be effected with the consent or approval of the board of directors of Bionik US, and the Exchangeable Shares are not redeemed by the Corporation or purchased by Acquireco pursuant to the Redemption Call Right, Bionik US shall expeditiously and in good faith take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares (other than Bionik US and its subsidiaries) to participate in such Tender Offer to the same extent and on an economically equivalent basis as the holders of Bionik US Shares, without discrimination. Without limiting the generality of the foregoing, Bionik US shall expeditiously and in good faith take all such actions and do all such things as are necessary or desirable to ensure that holders of Exchangeable Shares may participate in each such Tender Offer without being required to retract Exchangeable Shares as against the Corporation (or, if so required, to ensure that any such retraction, shall be effective only upon, and shall be conditional upon, the closing of such Tender Offer and only to the extent necessary to tender or deposit to the Tender Offer). Nothing herein shall affect the rights of the Corporation to redeem (or Acquireco or Bionik US to purchase pursuant to the Redemption Call Right) Exchangeable Shares, as applicable, in the event of a Bionik US Control Transaction.

2.9	Ownership of Outstanding Shares

Without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 12(2) of the Share Provisions, Bionik US covenants and agrees in favour of the Corporation that, as long as any outstanding Exchangeable Shares are owned by any person other than Bionik US or any of its subsidiaries, Bionik US shall be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of the Corporation and Acquireco and shall ensure that the Corporation and Acquireco do not dispose of any material assets. Notwithstanding the foregoing, but subject to Article 3, Bionik US shall not be in violation of this Section 2.9 if any person or group of persons acting jointly or in concert acquire all or substantially all of the assets of Bionik US or the Bionik US Shares pursuant to any merger of Bionik US pursuant to which Bionik US was not the surviving corporation.

2.10	Bionik US and Subsidiaries Not to Vote Exchangeable Shares

Bionik US covenants and agrees that it shall appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its subsidiaries for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Bionik US further covenants and agrees that it shall not, and shall cause its subsidiaries not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Share Provisions or pursuant to the provisions of the Canada Business Corporations Act (or any successor or other corporate statute by which the Corporation may in the future be governed) with respect to any Exchangeable Shares held by it or by its subsidiaries in respect of any matter considered at any meeting of holders of Exchangeable Shares. Bionik US covenants and agrees to cause, as a direct or indirect shareholder of each of Acquireco and the Corporation to the extent applicable and legally permitted, each of Acquireco and the Corporation to perform their obligations under this Agreement and shall be jointly and severally liable, as primary obligor and not merely as surety, in the event that Acquireco or the Corporation fail to perform their obligations hereunder.

2.11	Ordinary Market Purchases

For certainty, nothing contained in this agreement, including the obligations of Bionik US contained in Section 2.8, shall limit the ability of Bionik US (or any of its subsidiaries including, without limitation, Acquireco or the Corporation) to make ordinary market purchases of Bionik US Shares in accordance with applicable laws and regulatory or stock exchange requirements.

2.12	Stock Quotation

Bionik US covenants and agrees in favour of the Corporation that for a period of 3 years from the date hereof and, as long as any outstanding Exchangeable Shares are owned by any person other than Bionik US or any of its subsidiaries, Bionik US shall use commercially reasonable best efforts to maintain a quotation, listing or posting for trading of such Exchangeable Shares on OTCBB or a National Securities Exchange.

Article 3
BIONIK US SUCCESSORS

3.1	Certain Requirements in Respect of Combination, etc.

So long as any Exchangeable Shares not owned by Bionik US or its subsidiaries are outstanding, Bionik US shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, arrangement, amalgamation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets (on a consolidated basis) would become the property of any other person or, in the case of a merger, amalgamation, arrangement or similar transaction, of the continuing corporation or other legal entity resulting therefrom, provided that it may do so if:

(i)	such other person or continuing corporation or other legal entity or, in the event of any merger, amalgamation, arrangement or similar transaction pursuant to which holders of Bionik US Shares are entitled to receive shares in the capital of any corporation or other legal entity other than such person or continuing corporation or other legal entity (in each case the “Bionik US Successor”) by operation of law, becomes, without more, bound by the terms and provisions of this agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are necessary or advisable to evidence the assumption by the Bionik US Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Bionik US Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Bionik US under this agreement; and

(ii)	such transaction shall be upon such terms and conditions as to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or the holders of the Exchangeable Shares.

3.2	Vesting of Powers in Successor

Whenever the conditions of Section 3.1 have been duly observed and performed, the parties, if required by Section 3.1, shall execute and deliver the supplemental agreement provided for in Subsection 3.1(i) and thereupon the Bionik US Successor and such other person that may then be the issuer of the Bionik US Shares shall possess and from time to time may exercise each and every right and power of Bionik US under this agreement in the name of Bionik US or otherwise and any act or proceeding by any provision of this agreement required to be done or performed by the board of directors of Bionik US or any officers of Bionik US may be done and performed with like force and effect by the directors or officers of such Bionik US Successor.

3.3	Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing (i) the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Bionik US with or into Bionik US, (ii) the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of Bionik US, provided that all of the assets of such subsidiary are transferred to Bionik US or another wholly-owned direct or indirect subsidiary of Bionik US, or (iii) any other distribution of the assets of any wholly-owned direct or indirect subsidiary of Bionik US among the shareholders of such subsidiary for the purpose of winding up its affairs, and any such transactions are expressly permitted by this Article 3.

3.4	Successorship Transaction

Notwithstanding the foregoing provisions of Article 3, in the event of an Bionik US Control Transaction:

(i)	in which Bionik US merges or amalgamates with, or in which all or substantially all of the then outstanding Bionik US Shares are acquired by, one or more other corporations to which Bionik US is, immediately before such merger, amalgamation or acquisition, “related” within the meaning of the ITA (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(ii)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition; and

(iii)	in which all or substantially all of the then outstanding Bionik US Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) or another corporation (the “Other Corporation”) that, immediately after such Bionik US Control Transaction, owns or controls, directly or indirectly, Bionik US;

then all references herein to “Bionik US” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “Bionik US Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or exchange of such shares pursuant to the Voting and Exchange Trust Agreement immediately subsequent to the Bionik US Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions, or exchange of such shares pursuant to the Voting and Exchange Trust Agreement had occurred immediately prior to the Bionik US Control Transaction and the Bionik US Control Transaction was completed) without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.

Article 4
GENERAL

4.1	Term

This agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any person other than Bionik US and any of its subsidiaries.

4.2	Changes in Capital of Bionik US and the Corporation

At all times after the occurrence of any event contemplated pursuant to Section 2.7 and Section 2.8 or otherwise, as a result of which either Bionik US Shares or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Bionik US Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

4.3	Severability

If any term or other provision of this agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.4	Amendments, Modifications

(a)	Subject to Section 4.2, Section 4.3 and Section 4.5, this agreement may not be amended or modified except by an agreement in writing executed by the Corporation, Acquireco and Bionik US and approved by the holders of the Exchangeable Shares in accordance with Section 12(2) of the Share Provisions.

(b)	No amendment or modification or waiver of any of the provisions of this agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

4.5	Ministerial Amendments

Notwithstanding the provisions of Section 4.4, the parties to this agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this agreement for the purposes of:

(a)	adding to the covenants of any or all parties provided that the board of directors of each of the Corporation, Acquireco and Bionik US shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

(b)	making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the board of directors of each of the Corporation, Acquireco and Bionik US, it may be expedient to make, provided that each such board of directors shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

(c)	making such changes or corrections which, on the advice of counsel to the Corporation, Acquireco and Bionik US, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the boards of directors of each of the Corporation, Acquireco and Bionik US shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

4.6	Meeting to Consider Amendments

The Corporation shall call , and Bionik US may require that the Corporation, call, a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 4.4. Any such meeting or meetings shall be called and held in accordance with the bylaws of the Corporation, the Share Provisions and all applicable laws.

4.7	Enurement

This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign this Agreement without the consent of the other parties and the approval by a majority of the holders of Exchangeable Shares at a meeting of holders of Exchangeable Shares called and held in accordance with the bylaws of the Corporation, the Share Provisions and all applicable laws.

4.8	Notices to Parties

Any notice and other communications required or permitted to be given pursuant to this agreement shall be sufficiently given if delivered in person or if sent, as applicable, by email or fax transmission (provided such transmission is recorded as being transmitted successfully) to the parties at the following addresses:

(i)	In the case of Bionik US, the Corporation or Acquireco to the following address:

Bionik Laboratories Inc.

483 Bay Street

Office N105

Toronto, ON M5G 2C9

Attn:                Peter Bloch

Email:               pb@bioniklabs.com

With a copy to (which shall not constitute notice):

Fasken Martineau DuMoulin LLP
333 Bay Street, Suite 2400
Bay Adelaide Centre, Box 20
Toronto, Ontario, Canada M5H 2T6

Attn:                 Scott Conover

Facsimile:         416 364 7813

Email:                sconover@fasken.com

- and -

Ruskin Moscou Faltischek P.C.
East Tower, 15th Floor
RXR Plaza
Uniondale, New York 11556

Attn:                Stephen E. Fox, Esq.
Facsimile:        516 663 6780
Email:              sfox@rmfpc.com

or at such other address as the party to which such notice or other communication is to be given has last notified the party given the same in the manner provided in this section, and if not given the same shall be deemed to have been received on the date of such delivery or sending.

4.9	Specific Performance

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by a party of any of its covenants or obligations set forth in this agreement (the “Breaching Party”), any other party (the “Other Party”) shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this agreement by the Breaching Party, and to specifically enforce the terms and provisions of this agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this agreement. Each of the parties hereto hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this agreement by it, and to specifically enforce the terms and provisions of this agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of a Party under this Agreement. The parties hereto further agree that by seeking the remedies provided for in this Section 4.9, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this agreement

4.10	Counterparts

This agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

4.11	Third Party Beneficiaries

It is acknowledged and agreed that each holder of Exchangeable Shares (other than Bionik US and its subsidiaries) is, and shall at all relevant times be, a third party beneficiary of the covenants of each of Bionik US and Acquireco given to the Corporation in this agreement and shall have all rights and remedies in connection therewith and the full benefits thereof (including to pursue claims for damages and other relief (including equitable relief) against Bionik US and Acquireco for any breach of this Agreement by Bionik US or Acquireco, which right is hereby expressly acknowledged and agreed to by each of the parties hereto) and any covenant of Bionik US and Acquireco given herein shall be enforceable by each holder of Exchangeable Shares against Bionik US and Acquireco.

4.12	Jurisdiction

This agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each party hereto irrevocably attorns and submits to the exclusive jurisdiction of the courts of the Province of Ontario with respect to any matter arising hereunder or related hereto.

4.13	Attornment

Each of Bionik US, Acquireco and the Corporation agrees that any action or proceeding arising out of or relating to this agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably attorns and submits to the non-exclusive jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgement of the said courts and not to seek, and hereby waives, any review of the merits of any such judgement by the courts of any other jurisdiction, and Bionik US hereby appoints the Corporation at its registered office in the Province of Ontario as attorney for service of process.

Bionik US hereby irrevocably designates the Corporation (in such capacity, the “Process Agent”), with an office at its address specified in Section 4.8, as its designee, appointee and agent to receive, for and on its behalf service of process in such jurisdiction in any legal action or proceedings with respect to this agreement or the transactions contemplated hereby, and such service shall be deemed complete upon delivery thereof to the Process Agent; provided that in the case of any such service upon the Process Agent, the party effecting such service shall also deliver a copy thereof to Bionik US in the manner provided in Section 4.8. Bionik US shall take all such action as may be necessary to continue said appointment in full force and effect or to appoint another agent (provided all parties receive notice of such appointment and all relevant information) so that Bionik US will at all times have an agent for service of process for the above purposes in the City of Toronto in the Province of Ontario in Canada.

Nothing herein shall affect the right of any Party to serve process in any manner permitted by applicable law. Bionik US expressly acknowledges that the foregoing waiver is intended to be irrevocable under all applicable laws.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first above written.

BIONIK LABORATORIES CORP.

By:	/s/ Austin Kibler
Name: Austin Kibler
Title: Chief Executive Officer

BIONIK ACQUISITION INC.

By:	/s/ Peter Bloch
Name: Peter Bloch
Title: CEO

BIONIK LABORATORIES INC.

By:	/s/ Peter Bloch
Name: Peter Bloch
Title: CEO

SCHEDULE “A”

NOVATION AGREEMENT